UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2008

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida	34108-2710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gary D. Newsome Appointed as President, Chief Executive Officer and Director. Effective September 14, 2008, the Board of Directors of Health Management Associates, Inc. (“HMA”) appointed Gary D. Newsome, age 50, to be HMA’s President and Chief Executive Officer, succeeding Burke W. Whitman. From early 1998 until September 12, 2008, Mr. Newsome was employed by Community Health Systems, Inc. (“Community”). He joined Community as a Group Vice President and, most recently, was a Division President with responsibility for hospitals in Illinois, New Jersey, Pennsylvania, Tennessee and West Virginia. Mr. Newsome previously held management positions with HMA from June 1993 to March 1998, including roles as Divisional Vice President, Assistant Vice President/Operations and Group Operations Vice President.

Effective September 14, 2008, the Board of Directors also appointed Mr. Newsome as a director, filling a vacancy on the Board of Directors that resulted from the resignation of Burke W. Whitman, as described below.

In connection with Mr. Newsome’s appointment as HMA’s President and Chief Executive Officer, the Compensation Committee of the Board of Directors set his annual base salary at $900,000. Mr. Newsome will also participate in HMA’s performance-based contingent compensation programs, including its annual contingent cash compensation program and long-term contingent equity compensation program. These programs are more fully described in HMA’s 2008 definitive proxy statement dated March 31, 2008 under the section entitled “Executive Compensation Programs,” which descriptions are incorporated into this Current Report on Form 8-K by reference. Mr. Newsome’s target awards under the annual contingent cash compensation program and long-term incentive compensation program are 125% and 500%, respectively, of his base salary and will be pro rated for partial years of employment. Mr. Newsome will receive a guaranteed bonus of $1 million if he continues to be employed as HMA’s President and Chief Executive Officer on December 31, 2009. In light of this bonus arrangement, Mr. Newsome’s participation in the annual contingent cash compensation program will commence after December 31, 2009.

As part of Mr. Newsome’s initial compensation package, the Compensation Committee approved a sign-on bonus consisting of (i) $500,000 in cash and (ii) a stock option to purchase 500,000 shares of HMA’s common stock at $4.75 per share (the closing market price on September 15, 2008) that vests 25% on each anniversary date over four years of continued employment. Additionally, the Compensation Committee intends to make a stock award to Mr. Newsome consisting of 500,000 shares of HMA’s common stock. The value of the shares covered by this stock award will be subject to recovery by HMA if Mr. Newsome is terminated for cause on or before December 31, 2009. All of Mr. Newsome’s stock and stock option awards will be issued under HMA’s 1996 Executive Incentive Compensation Plan. A copy of such plan is included in HMA’s 2008 definitive proxy statement dated March 31, 2008 as Exhibit A and is incorporated into this Current Report on Form 8-K by reference.

Mr. Newsome will also be entitled to receive the fringe and other benefits described in HMA’s 2008 definitive proxy statement dated March 31, 2008 under the sections entitled “Perquisites and Other Personal Benefits” and “Retirement Benefits,” which sections are incorporated into this Current Report on Form 8-K by reference. Assuming continued employment as HMA’s President and Chief Executive Officer, the annual benefit payable to Mr. Newsome under HMA’s Supplemental Executive Retirement Plan will be (i) $250,000 if he retires between age 55 and 62 or (ii) $400,000 if he retires at age 62 or older.

There are no arrangements or understandings between Mr. Newsome and any other person with respect to his appointment as an officer or director of HMA. Additionally, there have been no transactions since January 1, 2007, nor are there any currently proposed transactions, to which HMA or any of its subsidiaries was or is to be a party in which Mr. Newsome, or any member of his immediate family, had, or will have, a direct or indirect material interest.

Burke W. Whitman Resigns as President, Chief Executive Officer and Director. Effective September 12, 2008, Burke W. Whitman resigned as an officer, director and employee of HMA. A copy of Mr. Whitman’s letter of resignation is attached to this Current Report on Form 8-K as Exhibit 17.1. In connection with his resignation, Mr. Whitman will receive an amount equal to approximately six months of his annual base salary, payable in six monthly installments.

Kelly E. Curry Appointed as Executive Vice President and Chief Administrative Officer. With his appointment to President and Chief Executive Officer, all hospital operations report directly to Mr. Newsome. As a result, Kelly E. Curry, age 53, no longer functions as HMA’s Chief Operating Officer; however, he now oversees certain critical administrative functions. To reflect his new responsibilities, effective September 14, 2008, the Board of Directors changed Mr. Curry’s title to Executive Vice President and Chief Administrative Officer. Mr. Curry’s business background and experience is described in Item 4 of Part I of HMA’s Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Executive Officers of the Company.” Such description is incorporated into this Current Report on Form 8-K by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
17.1	Letter of resignation dated September 12, 2008 from Burke W. Whitman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Management Associates, Inc.

Date: September 18, 2008	By:	/s/ Robert E. Farnham
Robert E. Farnham
Senior Vice President and Chief Financial Officer

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